Exhibit 99.1
FOR IMMEDIATE RELEASE:
Tuesday, July 15, 2008
COMMERCE BANCSHARES, INC. REPORTS SECOND QUARTER
EARNINGS PER SHARE OF $.77
     Commerce Bancshares, Inc. announced earnings of $.77 per share for the three months ended June 30, 2008, an increase of 2.7% compared to $.75 per share in the second quarter of 2007. Net income for the second quarter amounted to $56.0 million compared with $55.6 million in the same period last year. The return on average assets for the three months ended June 30, 2008 was 1.37%, and the return on average equity was 14.1%.
     For the six months ended June 30, 2008, earnings per share totaled $1.66 compared to $1.45 for the first six months of last year. Net income amounted to $120.1 million in 2008 compared with $107.1 million in 2007. For the six months of 2008, the return on average assets was 1.48%, and the return on average equity was 15.3%.
     In announcing these results, David W. Kemper, Chairman and CEO, said, “While economic conditions remain challenging, we are pleased to report solid revenue growth this quarter. Net interest income grew by 8% over the same quarter last year as a result of increases in both loans and deposits, and a stronger net interest margin. Additionally, during the second quarter bank card fees increased 14% with debit, merchant and corporate card fees each experiencing double-digit growth. Exclusive of the reversal of VISA litigation charges reported in the first quarter, non-interest expenses in the current quarter were down 1.4% compared to the prior quarter, and remain well controlled.”
     Mr. Kemper continued, “In this difficult economic environment, we have focused on maintaining adequate levels of liquidity and capital while closely monitoring and controlling credit costs. Compared to a year ago, shareholders’ equity has increased 10.1% resulting in a tangible equity to assets ratio of 8.7%; overall liquidity remains solid. Also, while net non-mortgage consumer loan losses have increased significantly over the same quarter last year, business, construction and business real estate loan losses have remained at relatively low levels. Non-accrual loans grew moderately this quarter to $29.2 million, but still represent only .26% of outstanding loans. During the quarter, we increased our allowance for loan losses to $145.2 million, which is 498% of total non-accrual loans. The allowance for loan losses has increased 9.2% compared to a year ago, and is now 1.31% of outstanding loans.”
     Total assets at June 30, 2008 were $17.0 billion, total loans were $11.4 billion, and total deposits were $12.5 billion. The current quarter included a $6.9 million pre-tax gain on the sale of a small branch in southeast Kansas.

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	3/31/08	6/30/08	6/30/07
Non-Accrual Loans	$25,190	$29,184	$33,159
Foreclosed Real Estate	$10,639	$7,525	$1,084
Total Non-Performing Assets	$35,829	$36,709	$34,243
Non-Performing Assets to Loans	.33%	.33%	.33%
Non-Performing Assets to Total Assets	.21%	.22%	.22%

Loans 90 Days & Over Past Due — Still Accruing	$25,759	$26,293	$21,929

     The financial news release, including management’s discussion of second quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

(Unaudited)	For the Three Months Ended			For the Six Months Ended
	March 31	June 30	June 30	June 30	June 30
	2008	2008	2007	2008	2007

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$140,107	$144,779	$133,864	$284,886	$265,343
Taxable equivalent net interest income	142,283	147,244	136,139	289,527	269,833
Non-interest income	92,160	102,733	94,059	194,893	178,343
Investment securities gains (losses), net	23,323	1,008	(493)	24,331	3,402
Provision for loan losses	20,000	18,000	9,054	38,000	17,215
Non-interest expense	140,755	147,423	136,349	288,178	272,768
Net income	64,167	55,979	55,574	120,146	107,070
Cash dividends	17,985	18,000	17,319	35,985	34,678
Net total loan charge-offs	11,897	14,491	9,052	26,388	17,213
Business charge-offs (recoveries)	(509)	1,049	(11)	540	693
Consumer credit card charge-offs	6,593	7,935	5,948	14,528	11,761
Personal banking charge-offs (1)	3,950	4,666	1,823	8,616	3,788
Real estate — construction charge-offs	774	203	771	977	870
Real estate — business charge-offs (recov.)	902	39	179	941	(437)
Real estate — personal charge-offs	101	73	38	174	54
Overdraft charge-offs	86	526	304	612	484
Per share:
Net income — basic	$0.90	$0.78	$0.76	$1.68	$1.47
Net income — diluted	$0.89	$0.77	$0.75	$1.66	$1.45
Cash dividends	$0.250	$0.250	$0.238	$0.500	$0.476
Diluted wtd. average shares o/s	72,397	72,436	73,570	72,416	73,793

RATIOS
Average loans to deposits (2)	91.78%	92.30%	87.73%	92.04%	87.75%
Return on total average assets	1.59%	1.37%	1.46%	1.48%	1.42%
Return on total average stockholders’ equity	16.55%	14.12%	15.12%	15.32%	14.77%
Non-interest income to revenue (3)	39.68%	41.51%	41.27%	40.62%	40.20%
Efficiency ratio (4)	60.11%	59.10%	59.43%	59.59%	61.07%

AT PERIOD END
Book value per share based on total stockholders’ equity	$21.96	$22.32	$20.12
Market value per share	$42.03	$39.66	$43.14
Allowance for loan losses as a percentage of loans	1.30%	1.31%	1.30%
Tier I leverage ratio	8.88%	9.03%	8.94%
Equity to assets	9.41%	9.43%	9.39%
Tangible equity to assets (5)	8.61%	8.66%	8.63%
Common shares outstanding	71,854,360	71,934,900	72,463,929

		June 30	June 30
OTHER YTD INFORMATION		2008	2007

High market value per share		$45.66	$48.35
Low market value per share		$38.00	$42.53

(1)	Includes net charge-offs on consumer and home equity loans.

(2)	Includes loans held for sale.

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	Tangible equity to assets is calculated as total equity reduced by goodwill and other intangible assets divided by total assets reduced by goodwill and other intangible assets.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended			For the Six Months Ended
(In thousands, except per share data)	March 31	June 30	June 30	June 30	June 30
	2008	2008	2007	2008	2007

INTEREST INCOME
Interest and fees on loans	$174,338	$161,007	$183,736	$335,345	$360,279
Interest and fees on loans held for sale	3,917	3,623	6,185	7,540	12,265
Interest on investment securities	40,897	41,310	36,370	82,207	74,789
Interest on federal funds sold and securities purchased under agreements to resell	3,401	2,264	6,517	5,665	13,742

Total interest income	222,553	208,204	232,808	430,757	461,075

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	20,614	14,353	29,812	34,967	57,449
Time open and C.D.’s of less than $100,000	25,259	20,468	27,671	45,727	54,236
Time open and C.D.’s of $100,000 and over	17,300	13,886	19,566	31,186	36,479
Interest on other borrowings	19,273	14,718	21,895	33,991	47,568

Total interest expense	82,446	63,425	98,944	145,871	195,732

Net interest income	140,107	144,779	133,864	284,886	265,343
Provision for loan losses	20,000	18,000	9,054	38,000	17,215

Net interest income after provision for loan losses	120,107	126,779	124,810	246,886	248,128

NON-INTEREST INCOME
Deposit account charges and other fees	27,075	28,260	30,081	55,335	56,592
Bank card transaction fees	26,308	29,394	25,855	55,702	48,938
Trust fees	20,113	20,286	19,972	40,399	38,625
Consumer brokerage services	3,409	3,411	3,332	6,820	6,375
Trading account profits and commissions	4,164	3,183	1,440	7,347	3,301
Loan fees and sales	2,140	1,150	2,712	3,290	3,997
Other	8,951	17,049	10,667	26,000	20,515

Total non-interest income	92,160	102,733	94,059	194,893	178,343

INVESTMENT SECURITIES GAINS, NET	23,323	1,008	(493)	24,331	3,402

NON-INTEREST EXPENSE
Salaries and employee benefits	83,010	83,247	76,123	166,257	153,023
Net occupancy	12,069	10,805	10,843	22,874	22,633
Equipment	5,907	6,244	5,681	12,151	12,114
Supplies and communication	8,724	8,545	8,586	17,269	17,092
Data processing and software	13,563	14,159	12,438	27,722	23,960
Marketing	5,287	5,447	4,859	10,734	9,177
Other	12,195	18,976	17,819	31,171	34,769

Total non-interest expense	140,755	147,423	136,349	288,178	272,768

Income before income taxes	94,835	83,097	82,027	177,932	157,105
Less income taxes	30,668	27,118	26,453	57,786	50,035

NET INCOME	$64,167	$55,979	$55,574	$120,146	$107,070

Net income per share — basic	$0.90	$0.78	$0.76	$1.68	$1.47

Net income per share — diluted	$0.89	$0.77	$0.75	$1.66	$1.45

Cash dividends per common share	$0.250	$0.250	$0.238	$0.500	$0.476

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31	June 30	June 30
(In thousands)	2008	2008	2007

ASSETS
Loans	$10,933,431	$11,116,274	$10,225,921
Allowance for loan losses	(141,689)	(145,198)	(132,960)

Net loans	10,791,742	10,971,076	10,092,961

Loans held for sale	328,240	329,122	258,563
Investment securities:
Available for sale	3,413,816	3,628,061	3,129,310
Trading	16,337	21,923	19,600
Non-marketable	117,344	132,991	92,213

Total investment securities	3,547,497	3,782,975	3,241,123

Federal funds sold and securities purchased under agreements to resell	525,033	466,165	566,145
Cash and due from banks	684,798	620,472	497,909
Land, buildings and equipment — net	408,186	406,446	397,108
Goodwill	125,863	125,585	110,705
Other intangible assets — net	20,383	19,348	18,052
Other assets	336,058	297,274	336,805

Total assets	$16,767,800	$17,018,463	$15,519,371

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,442,782	$1,398,766	$1,271,730
Savings, interest checking and money market	7,288,768	7,481,065	6,910,086
Time open and C.D.’s of less than $100,000	2,249,289	2,104,566	2,363,580
Time open and C.D.’s of $100,000 and over	1,610,226	1,551,228	1,516,326

Total deposits	12,591,065	12,535,625	12,061,722
Federal funds purchased and securities sold under agreements to repurchase	1,457,236	1,613,801	1,494,604
Other borrowings	781,864	1,075,685	346,137
Other liabilities	359,514	187,812	159,221

Total liabilities	15,189,679	15,412,923	14,061,684

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	359,782	360,125	352,330
Capital surplus	474,410	476,497	422,189
Retained earnings	715,511	753,490	756,014
Treasury stock	(673)	(172)	(65,904)
Accumulated other comprehensive income (loss)	29,091	15,600	(6,942)

Total stockholders’ equity	1,578,121	1,605,540	1,457,687

Total liabilities and stockholders’ equity	$16,767,800	$17,018,463	$15,519,371

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	March 31	June 30	June 30	June 30	June 30
	2008	2008	2007	2008	2007

Loans:
Business	$3,503,869	$3,549,811	$3,134,650	$3,526,840	$3,061,808
Real estate — construction	684,388	699,502	657,956	691,945	652,208
Real estate — business	2,233,985	2,282,139	2,224,877	2,258,062	2,186,317
Real estate — personal	1,526,240	1,510,346	1,514,445	1,518,293	1,501,747
Consumer	1,635,503	1,675,389	1,518,855	1,655,446	1,491,272
Home equity	458,794	466,240	438,471	462,517	436,890
Consumer credit card	761,197	785,451	646,699	773,324	639,860
Overdrafts	14,118	10,662	11,311	12,390	11,803

Total loans	10,818,094	10,979,540	10,147,264	10,898,817	9,981,905

Loans held for sale	312,532	331,366	354,878	321,949	352,937
Investment securities (excluding unrealized gains and losses):
Available for sale	3,297,046	3,414,176	3,156,708	3,355,611	3,242,457
Trading	50,006	22,312	24,430	36,159	21,509
Non-marketable	111,429	129,495	90,018	120,462	83,800

Total investment securities	3,458,481	3,565,983	3,271,156	3,512,232	3,347,766

Federal funds sold and securities purchased under agreements to resell	491,227	421,539	503,526	456,383	529,802

Total interest earning assets	15,080,334	15,298,428	14,276,824	15,189,381	14,212,410

Total assets	16,228,334	16,404,444	15,315,984	16,316,389	15,245,301

Deposits:
Non-interest bearing deposits	660,951	660,063	650,119	660,507	635,072
Interest bearing deposits:
Savings	381,498	409,848	406,313	395,673	401,884
Interest checking	201,793	186,802	193,278	194,298	179,359
Money market	6,975,961	7,226,086	6,812,831	7,101,023	6,764,851
Time open & C.D.’s of less than $100,000	2,317,963	2,186,889	2,347,311	2,252,426	2,327,855
Time open & C.D.’s of $100,000 and over	1,589,816	1,585,354	1,561,463	1,587,585	1,468,871

Total interest bearing deposits	11,467,031	11,594,979	11,321,196	11,531,005	11,142,820

Total deposits	12,127,982	12,255,042	11,971,315	12,191,512	11,777,892

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,628,247	1,419,523	1,471,784	1,523,885	1,719,039
Long-term debt and other borrowings	730,074	998,506	275,618	864,290	163,647

Total borrowings	2,358,321	2,418,029	1,747,402	2,388,175	1,882,686

Total interest bearing liabilities	13,825,352	14,013,008	13,068,598	13,919,180	13,025,506
Total stockholders’ equity	1,559,800	1,594,110	1,473,999	1,576,955	1,461,840

Net yield on interest earning assets (tax-equivalent basis)	3.79%	3.87%	3.82%	3.83%	3.83%

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2008
For the quarter ended June 30, 2008, net income amounted to $56.0 million, a slight increase over the same quarter last year but a decrease of $8.2 million from the previous quarter. The return on average assets was 1.4%, the return on average equity was 14.1% and the efficiency ratio was 59.1%. The current quarter included a pre-tax gain of $6.9 million on the sale of a small branch in southeast Kansas. The 1st quarter of 2008 included both pre-tax cash gains of $22.2 million on sales of VISA, Inc. (VISA) stock and an $8.8 million reduction of an indemnification obligation related to VISA litigation costs.
Balance Sheet Review
During the 2nd quarter of 2008, average loans, excluding loans held for sale, increased $161.4 million, or 1.5%, compared to the previous quarter, representing annualized growth of 6.0%. Also, average loans increased $832.3 million, or 8.2%, this quarter compared to the same period last year. Overall during the quarter, the increase in average loans compared with the previous quarter consisted mainly of growth in business real estate ($48.2 million), business ($45.9 million), consumer ($39.9 million) and consumer credit card loans ($24.3 million). These increases were partly offset by a decline of $15.9 million in personal real estate loans. The growth in both average business and business real estate loans this quarter was partly due to increased new and seasonal lending to a number of business loan customers coupled with seasonal reductions in loans to grain dealers. Growth in consumer credit cards was mainly due to new accounts resulting from increased marketing efforts over the last twelve months. Demand also remained solid for other consumer loans, mainly in marine and RV loans.
Available for sale investment securities (excluding fair value adjustments) increased on average by $117.1 million this quarter compared with the previous quarter. During the current quarter, sales, maturities and principal pay-downs of securities totaled $272.3 million, while the Company reinvested $117.1 million in mortgage-backed securities, $58.4 million in other asset-backed securities, and $30.1 million in municipal securities. At the end of the current quarter, investments of $312.0 million were made in short-term government mutual funds, resulting from a short-term increase in repurchase agreements at quarter end. These investments were sold and the related repurchase agreements repaid in July.
Total average deposits increased $127.1 million (4.2% annualized) during the 2nd quarter of 2008 compared to the previous quarter, and $283.7 million, or 2.4%, compared to the 2nd quarter of 2007. Compared to the previous quarter, growth in average deposits resulted from increases in savings accounts ($28.4 million) and money market accounts ($250.1 million), offset by a decline in certificates of deposit ($135.5 million). The average loans to deposits ratio in the current quarter was 92.3%, compared to 91.8% in the previous quarter.
During the current quarter, the Company’s average borrowings increased $59.7 million compared to the prior quarter. This overall increase was mainly due to increases in funding from the Federal Home Loan Bank ($180.5 million) and the Federal Reserve Bank ($88.0 million), but was partly offset by a $208.7 million reduction in federal funds purchased and repurchase agreements.
Net Interest Income
Net interest income in the 2nd quarter of 2008 amounted to $144.8 million, an increase of $4.7 million, or 3.3%, compared with the previous quarter and an increase of $10.9 million, or 8.2%, compared to the 2nd quarter of last year. During the 2nd quarter of 2008, the net yield on earning assets (tax equivalent) was 3.87%, compared with 3.79% in the previous quarter and 3.82% in the same period last year.
The increase of $4.7 million in net interest income in the 2nd quarter of 2008 over the previous quarter was primarily the result of lower rates paid on deposits and borrowings coupled with an increase in average loan and investment securities balances, but offset by lower rates earned on total earning assets. Interest income on loans (tax equivalent) decreased by $13.4 million this quarter, mainly due to lower rates earned on virtually all loan products. This decline was partly offset by higher average balances, mainly in business, business real estate, consumer banking and consumer credit card loans. Interest income on investment securities increased $732 thousand (tax equivalent) as a result of higher average balances, especially on municipal and mortgage-backed securities, which was partly offset by lower rates earned on most of the portfolio.
Interest expense on deposits declined $14.5 million in the 2nd quarter of 2008 compared with the previous quarter as a result of lower rates paid on nearly all deposit products, especially on premium money market accounts and certificates of deposit. Interest expense on other borrowings decreased $4.6 million due to lower rates paid on federal funds purchased and repurchase agreements, but was offset by higher balances outstanding of Federal Home Loan Bank advances and other borrowings from the Federal Reserve.
The overall tax equivalent yield on interest earning assets in the 2nd quarter declined 45 basis points from the previous quarter to 5.54%, while the overall cost of interest bearing liabilities also decreased 58 basis points to 1.82%.
Non-Interest Income
For the 2nd quarter of 2008, total non-interest income amounted to $102.7 million, an increase of 9.2% compared to $94.1 million in the same period last year, and an increase of 11.5% compared to $92.2 million recorded in the previous quarter. The increase in non-interest income over the 2nd quarter of last year resulted mainly from double-digit growth in bank card, corporate cash management and bond trading income. Bank card fees for the quarter increased 13.7% over the 2nd quarter of last year, primarily due to growth in fees earned on debit, merchant and corporate card transactions, which grew by 12.4%, 14.7% and 31.8%, respectively. Trust fees for the quarter increased 1.6% over the same period last year as growth was somewhat restricted by lower fees earned on the

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2008
Company’s mutual funds and by non-recurring fees earned in previous periods. Deposit account fees declined 6.1% this quarter from the same period last year as a result of a 14.8% decline in overdraft fee income, offset by growth in corporate cash management fees of 24.1%. Bond trading income for the quarter totaled $3.2 million, an increase of $1.7 million over the same period last year due to continued higher corporate and correspondent bank sales. Gains on sales of student loans in the current quarter declined $1.4 million as fewer loans were sold this quarter.
Included in non-interest income was a pre-tax gain of $6.9 million on the sale of a bank branch in the 2nd quarter of 2008. The branch in southeast Kansas had total loans and deposits of $23.2 million and $85.0 million, respectively. The ratio of non-interest income to total revenue was 41.5% in the 2nd quarter of 2008.
Investment Securities Gains and Losses
Net securities gains amounted to $1.0 million in the 2nd quarter of 2008, compared to net gains of $23.3 million in the previous quarter and net losses of $493 thousand in the same quarter last year. Net gains in the current quarter were mostly related to fair value adjustments made on certain of the Company’s private equity investments. Minority interest expense related to fair value adjustments on private equity investments totaled $220 thousand and was recorded in other non-interest expense. The large net gain in the previous quarter was mainly related to a gain of $22.2 million on the sale of VISA class B shares back to VISA.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $147.4 million, an increase of $6.7 million, or 4.7%, compared with amounts recorded in the previous quarter, and was $11.1 million, or 8.1%, higher than amounts recorded in the same quarter last year. Exclusive of the reversal of certain VISA litigation charges in the previous quarter, non-interest expense in the current quarter was down 1.4% compared to the previous quarter. Compared to the 2nd quarter of last year, salaries and benefits expense increased $7.1 million, or 9.4%, mainly as a result of higher incentives earned, increased medical costs, and the effects of several growth initiatives. Full-time equivalent employees totaled 5,181 and 5,051 at June 30, 2008 and 2007, respectively.
Compared with the 2nd quarter of last year, occupancy and supplies and communication costs were down slightly in the current quarter, while equipment and data processing costs increased 9.9% and 13.8%, respectively. The increase in equipment costs reflects higher repair and maintenance costs, while the increase in data processing costs mainly reflects higher bank card processing costs which increased in relation to higher bank card revenues this quarter. Exclusive of bank card costs, core data processing expense increased 7.0% as a result of investments in new software systems.
Income Taxes
The effective tax rate for the Company was 32.6% for the current quarter, compared with 32.3% in the previous quarter and 32.2% in the 2nd quarter of 2007.
Credit Quality
Net loan charge-offs for the 2nd quarter of 2008 amounted to $14.5 million, compared with $11.9 million in the prior quarter and $9.1 million in the 2nd quarter of last year. The increase in net charge-offs in the 2nd quarter of 2008 compared to the previous quarter was mainly the result of an increase in both personal banking and consumer credit card loan losses totaling a combined $2.1 million, coupled with the effects of several larger business loan recoveries received in the previous quarter totaling $1.6 million. Combined net loan charge-offs for business, business real estate and construction loans totaled $1.3 million, and remained at lower levels. The ratio of annualized net loan charge-offs to total average loans was ..53% in the current quarter compared to .44% in the previous quarter.
For the 2nd quarter of 2008, annualized net charge-offs on average consumer credit card loans increased to 4.06%, compared with 3.48% in the previous quarter and 3.69% in the same period last year. Additionally, personal banking loan net charge-offs for the quarter amounted to .88% of average personal banking loans, compared to .76% in the previous quarter and .37% in the same quarter last year. The provision for loan losses for the quarter totaled $18.0 million, and was $2.0 million lower than the previous quarter and $8.9 million higher than the 2nd quarter of 2007. The provision for loan losses exceeded net loan charge-offs by $3.5 million and increased the allowance for loan losses, reflecting greater risk in the broader economy and higher assumed incurred losses. The allowance for loan losses at June 30, 2008 amounted to $145.2 million, or 1.31% of total loans, excluding loans held for sale.
Total non-performing assets amounted to $36.7 million, an increase of $880 thousand over the previous quarter, and represented .33% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($29.2 million) and foreclosed real estate ($7.5 million). Loans past due more than 90 days and still accruing interest totaled $26.3 million at June 30, 2008.
Other
The Company maintains a treasury stock buyback program. During the current quarter, the Company purchased 77 thousand shares of treasury stock at an average cost of $43.19 per share.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.